HEI Exhibit 4
August 24, 2021
Fidelity Investments
Attention: WI Implementations
100 Magellan KW23
Covington, KY 41015
Re: Changes to the Investment Options with respect to the Plans specified below (the "Plans"):

Legal Plan Name	FPRS Plan Number	Plan Type(reference only)
Hawaiian Electric Industries Retirement Savings Plan	56566	Qualified Plan
American Savings Bank 401(k) Plan	75615	Qualified Plan
Dear WI Implementations:
This letter relates to investment options available under the Master Trust Agreement for the Plans entered into between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”) and Fidelity Management Trust Company (“Fidelity”) dated as of September 4, 2012, and amended by a First Amendment effective March 1, 2015, by a Second Amendment effective January 1, 2018, by a Third Amendment effective July 1, 2018, by a Fourth Amendment effective June 26, 2019, by a Fifth Amendment effective March 1, 2020, and further amended by letters of direction executed by the Sponsor and the Trustee which specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Agreement”). The parties intend and agree that this letter shall constitute a further amendment to the Agreement to the extent the direction contained herein modifies the investment options available under the Plans.
The Sponsor hereby directs Fidelity to implement the Plan investment option changes described in the attached Direction to Change Investment Options and subject to the terms thereof.
The parties acknowledge that the Hawaiian Electric Industries, Inc. Pension Investment Committee (the “Named Fiduciary”) is capable of evaluating investment risks independently. The Sponsor affirms that at all times all decisions concerning the Plans’ investment line-up or its investment strategies, including, but not limited to, evaluations of information provided by Fidelity or its affiliates, shall be made by the Named Fiduciary exercising independent judgment.
The Named Fiduciary of the Plans has determined to offer collective investment funds maintained by entities other than Fidelity as an investment option. All transactions involving the T. Rowe Price Stable Value Common Trust Fund K shall be done in accordance with separate Operating Procedures between the Trustee/Fidelity, or its affiliate, and T. Rowe Price.
In lieu of receiving a printed copy of the prospectus for each Fidelity and Non-Fidelity Mutual Fund selected by the Named Fiduciary (for qualified ERISA plans) or the Sponsor (for non-ERISA and non-qualified plans) as a Plan investment option or short-term investment fund, the Named Fiduciary or Sponsor as applicable, hereby consents to receiving such documents electronically. The Named Fiduciary or Sponsor, as applicable, shall access each prospectus as described below after receiving notice from Fidelity that a current version is available online at a website maintained by Fidelity or its affiliate. The Named Fiduciary or Sponsor, as applicable, acknowledges that on the effective date of this letter amendment, prospectuses are or will be available in the Mutual Fund detail in the Plans’ Investment Performance and Research section on Fidelity NetBenefits, and Fidelity Fund prospectuses are available at https://nb.fidelity.com/public/nb/401k/home/library. Fidelity may from time to time notify the Named Fiduciary or Sponsor, as applicable, that prospectuses are available at alternative website locations. The Named Fiduciary or Sponsor represents that by the effective date, it will have accessed each such prospectus in the manner described above. In the event a prospectus for a Plan investment option cannot be accessed, the Named Fiduciary or Sponsor, as applicable, will contact Fidelity to receive the prospectus.

Fidelity Confidential Project W522225-08JUL21

Timeframes:
Fidelity will implement the fund change(s) directed by the Sponsor on the dates specified in the attached Direction to Change Investment Options and deliver communications in a timely manner as described herein, provided Fidelity is in receipt of this signed letter by August 31, 2021. The fund change(s) described herein will not be implemented and communications not delivered unless this signed letter is received by Fidelity by August 31, 2021.
This letter (including any attachments hereto, each of which is incorporated herein by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. There are no representations, understandings or agreements relating to the directions given in this letter that are not fully expressed herein. The Sponsor recognizes the importance of changes to the Plans’ investment choices and the significant risks (financial and otherwise) associated with any incorrect actions in this regard and therefore confirms that it has read this letter fully and understands and confirms the accuracy of the directions being provided herein.
By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Agreement, each party may rely without duty of inquiry on the foregoing representation.
Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B.
By: Hawaiian Electric Industries, Inc. Pension Investment Committee

By:	/s/ Kurt Murao	By:	/s/ Gregory Hazelton
	Signature of Authorized Individual		Signature of Authorized Individual

Name:	Kurt Murao	Name:	Gregory Hazelton
	Printed Name		Printed Name

Title:	Secretary	Title:	Chairman

Date:	8/27/2021	Date:	8/27/21

A copy of this letter will be returned to Sponsor after it has been countersigned by Fidelity.
Agreed to and accepted by
Fidelity Management Trust Company

By:	/s/ Jonathan Gallagher
Signature of Authorized Individual

Name:	Jonathan Gallagher
Printed Name

Title:	Director- Implementations

Date:	9/13/2021

Fidelity Confidential Project W522225-08JUL21

Direction to Change Investment Options
Fund Additions
The Plans specified below will be adding the funds listed below after 4:00 PM ET on the day before the live date indicated below:

Plan #	Live Date	Ticker	Legal Fund Name	FPRS Code	VRS Code	Redemption/Short-Term Trading Fees
56566	10/15/2021	N/A	T. Rowe Price Stable Value Common Trust Fund K	O9MZ	903992	N/A
56566	10/15/2021	ASVGX	American Century Small Cap Value Fund R5 Class	OL4W	904476	N/A
75615	10/15/2021	N/A	T. Rowe Price Stable Value Common Trust Fund K	O9MZ	903992	N/A
75615	10/15/2021	ASVGX	American Century Small Cap Value Fund R5 Class	OL4W	904476	N/A

Restrictions:
•Except to the extent specifically indicated otherwise herein with respect to a fund or funds, all of the new investment options will be opened for all money-in and money-out transactions, and will not be restricted from any transaction.
•The T. Rowe Price Stable Value Common Trust Fund K (O9MZ) will be subject to a one way, 90 day equity wash and competes with the Fidelity® Government Money Market Fund - Premium Class (2741) in Plans 56566 and 75615.
Performance:
•Fund Performance will be made available on NetBenefits and in participant statements. Fund Performance is also available through a Customer Service Representative.
•Fidelity displays certain investment performance-related and holdings-based data for investment products on NetBenefits that may be based on data received from various third-party sources including but not limited to Morningstar, LLC, investment managers, trustees or plan sponsors. Depending on such source and type of underlying data and the particular investment product, information may not be available or updated on NetBenefits for several days after receipt. For custom investment options where past performance is not available, at least thirty days may be required for performance history to be generated and calculated.
•The following Standard Performance will be made available, where applicable:
•1, 3, 5, 10 Year Average Annual
•Life of Fund Average Annual
•3 Month Cumulative
•Year-To-Date Cumulative
•52 Week High
•52 Week Low
Distribution and Fee Redemption Methodology:
•The new funds will be added to the redemption methods for all withdrawals, loans and/or fee processing, as currently provided in the Master Trust Agreement and Plan Administration Manual:
•For redemption methods and/or fee processing using hierarchal method, the new funds will be added in the last position; and/or,
•For redemption methods and/or fee processing using a pro-rata method, the new funds will be added to the list.

Fidelity Confidential Project W522225-08JUL21

Fund Closures
As indicated in the chart below, the Plans specified will be (i) freezing the funds indicated below and redirecting contributions effective as of the market close (generally 4:00 PM ET) on the live date listed below, and/or (ii) reallocating the balances in frozen funds in the Plans (whether frozen pursuant to this or a previous direction) effective as of the market close (generally 4:00 PM ET) on the dates specified below.

Plan #	Request Type- Redirection/ Reallocation/ Both	Re-Direct Trade Date	Re- Allocate Trade Date	Fidelity (FROM) FPRS Code & Ticker	From Legal Name	Population ID	To Legal Name	Fidelity (TO) FPRS Code & Ticker	Redemption/ Short-Term Trading Fees on From Fund
56566	Both	10/15/2021	10/15/2021	2741 FZCXX	Fidelity® Government Money Market Fund - Premium Class	*Excluding Rank Code PLAN	T. Rowe Price Stable Value Common Trust Fund K	O9MZ N/A	N/A
75615	Both	10/15/2021	10/15/2021	2741 FZCXX	Fidelity® Government Money Market Fund - Premium Class	*Excluding Rank Code PLAN	T. Rowe Price Stable Value Common Trust Fund K	O9MZ N/A	N/A
Transactional Details:
•Participants will be restricted from all transactions involving Fidelity® Government Money Market Fund - Premium Class (2741).
•* The Plans’ Forfeiture Accounts (999-99-0000F, 999-99-9999F, 999-99-HE F, 999-99-HI F, 999-99-HL F, 999-99-HP F, 999-99-ME F) and Revenue Credit Accounts (999-99-9999J) will be given a Rank Code of “PLAN” in Fidelity’s Participant Recordkeeping System, in order to maintain the existing balances in Fidelity® Government Money Market Fund - Premium Class. No assets in these accounts will be mapped to T. Rowe Price Stable Value Common Trust Fund K. Participant accounts will be reallocated according to the mapping listed above.
•All assets will be liquidated and processed as a cash transaction.
Default Investment Option:
In the case of unallocated Plan assets (other than the Sponsor Stock SPA), the termination or reallocation of an investment option, or Plan assets described in Section 5(e)(vi)(B)(5), the Plan’s default investment shall be the Fidelity® Government Money Market Fund – Premium Class (2741) or such other investment option as the Named Fiduciary may designate by letter of direction to the Trustee.

The Named Fiduciary hereby directs that for assets allocated to the Revenue Credit Account, the investment options referred to in Schedule B shall be the Fidelity® Government Money Market Fund – Premium Class (2741).
Real Time Traded Stock Restrictions:
The Hawaiian Electric Industries Retirement Savings Plan and the American Savings Bank 401(k) Plan offer Real Time Traded Stock. Exchanges out of HEI Common Stock (RT3N & RT3L) into funds listed in the "From Fund" column above will be restricted after 4:00 PM ET on October 13, 2021. The restriction will be lifted and exchanges will be permitted into the funds listed in the “To Fund” column above on October 15, 2021.

Fidelity Confidential Project W522225-08JUL21

Communications Strategy:
The fund change notification for all Plan participants and beneficiaries with a balance and all eligible employees has been or will be drafted by Fidelity, reviewed and approved by the Sponsor with a representative of Fidelity in advance to review the accuracy of the notification in order to meet the confirmed delivery date. The Sponsor has confirmed for Fidelity that no status code should be omitted from the fund change notifications.
Fidelity will distribute the fund change notification electronically, via email and NetBenefits, with print distribution to all beneficiaries and participants who do not have a valid email address on file. Communications will be sent out at least 30 days prior to the earliest effective date unless otherwise directed by the Sponsor.
The Sponsor has worked with Fidelity to confirm that the Plan investment option changes described herein shall not result in a “blackout period” as defined in Section 101(i)(7) of ERISA.

Fidelity Confidential Project W522225-08JUL21